UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2025 (March 21, 2025)

Rapid7, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37496	35-2423994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Causeway Street,
Boston, Massachusetts 02114
(Address of principal executive offices), including zip code

(617) 247-1717

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	RPD	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 21, 2025, Rapid7, Inc. (“Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with JANA Partners Management, LP (together with its controlled affiliates and controlled associates, “JANA”).

In accordance with the Cooperation Agreement and the Company’s Amended and Restated Bylaws, the Company agreed to (i) expand the size of the Board from eight (8) to eleven (11) directors, and (ii) appoint, effective no later than April 15, 2025, each of (A) Wael Mohamed and (B) Michael Burns to serve as an independent director of the Company’s board of directors (the “Board”) who will stand for election at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”). Pursuant to the terms of the Cooperation Agreement, promptly upon written request from JANA, the Board will appoint Kevin Galligan (together with Mr. Mohamed and Mr. Burns, the “Agreed Nominees”) to serve as an independent director of the Board who will stand for election at the 2025 Annual Meeting. The Company also agreed that the vacancies resulting from the increase in the size of the Board may only be filled by the Agreed Nominees and by no other person(s), and (ii) the appointment of Mr. Galligan will occur (and such request from JANA will be sent) no later than 45 business days following March 21, 2025. The Agreed Nominees will be included in the Company’s slate of nominees for election as directors at the 2025 Annual Meeting. The Company has agreed that, following the appointment of the Agreed Nominees, the Company will not increase the size of the Board above twelve (12) directors prior to the Termination Date (as defined below).

If (A) Mr. Galligan resigns or otherwise vacates his role as a director at any time from the date of the Cooperation Agreement until the Termination Date, then JANA will have the right to designate a replacement candidate that meets the criteria set forth in the Cooperation Agreement and is reasonably acceptable to the Board, and (B) Mr. Burns resigns or otherwise vacates his role as a director at any time from the date of the Cooperation Agreement until the Termination Date, then the Company and JANA will mutually agree on a replacement director, in each case provided JANA still beneficially owns an aggregate net long position of at least 2% (as adjusted for stock splits, stock dividends, reverse stock splits and similar events) of the Company’s outstanding common stock,.

Concurrently with the appointments of the Agreed Nominees, Mr. Galligan shall be appointed to the Compensation Committee of the Board and Mr. Burns shall be appointed to the Audit Committee of the Board. The Board has agreed to give the Agreed Nominees the same due consideration for membership on any committee of the Board as any other independent director with similar relevant expertise and qualifications, including any new committee(s) and subcommittee(s) that may be established.

The Cooperation Agreement also contains customary mutual non-disparagement provisions. Each party’s obligations under the respective non-disparagement provisions of the Cooperation Agreement will terminate immediately upon any breach by the other party of its non-disparagement obligations.

Pursuant to the Cooperation Agreement, JANA may not, directly or indirectly, acquire beneficial or other ownership of more than 14.9% of the shares of the Company’s outstanding common stock, without the prior written consent of the Board.

Additionally, JANA will vote all shares of the Company’s common stock beneficially owned by it and over which it has direct or indirect voting power at any annual or special meeting of the Company’s stockholders (prior to the Termination Date) (i) in favor of the following persons for election as directors of the Company and no other person(s): the Agreed Nominees, Corey E. Thomas, Michael J. Berry, Marc Brown, Judy Bruner, Benjamin Holzman, J. Benjamin Nye, Thomas Schodorf and Reeny Sodhi and (ii) in accordance with the Board’s recommendations with respect to (a) the election, removal or replacement of directors of the Company to the extent such recommendations are made in accordance with clause (i), and (b) any other proposal submitted to shareholders; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than the election of the persons named in clause (i)), JANA will be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further, that JANA will be permitted to vote in its sole discretion with respect to an extraordinary transaction and matters related to the implementation of takeover defenses.

Pursuant to the Cooperation Agreement, Mr. Galligan will submit an irrevocable resignation letter (the “Irrevocable Resignation Letter”) resigning as a director of the Company effective only upon, and subject to, the occurrence of a material breach by JANA of certain of its obligations under the Irrevocable Resignation Letter.

Unless otherwise mutually agreed to in writing by each party, the Cooperation Agreement will terminate upon the earlier of (i) the date that is thirty (30) calendar days prior to the beginning of the Company’s advance notice period for the nomination of directors at the 2026 annual meeting of the Company’s stockholders, and (ii) January 9, 2026 (the “Termination Date”).

The foregoing summary of the Cooperation Agreement does not purport to be complete and is subject to, and qualified in its entirety, by reference to the full text of the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 1.01 above of this Form 8-K is hereby incorporated herein by reference. Effective March 21, 2025, the Board increased the size of the Board from eight (8) to eleven (11) directors and appointed each of Mr. Mohamed and Mr. Burns as directors, effective no later than April 15, 2025. Additionally, the Board approved the appointment of Mr. Galligan as a director contingent upon receipt of a written request from JANA pursuant to the Cooperation Agreement, effective no later than 45 business days following March 21, 2025.

Mr. Mohamed has a unique combination of cybersecurity, digital transformation, and executive leadership expertise, which has enabled him to be a go-to advisor for boards and executives for more than 30 years. Mr. Mohamed is the co-founder and Managing General Partner of Global Forward Capital. Prior to that, Mr. Mohamed was an Operating Partner at Advent International and became the CEO of Forescout, an Advent International portfolio company. He previously served as President & COO and board member of Trend Micro Group. Mr. Mohamed received a Bachelor of Computer Science from Dalhousie University and the Executive Corporate Director Certificate from Harvard Business School. The Board does not anticipate appointing Mr. Mohamed to any Board committees upon his appointment.

Mr. Burns has more than 25 years of senior leadership experience in finance and operations with high-growth public technology companies. Most recently, Mr. Burns served as Chief Financial Officer of Imperva, Inc. Previously he served as CFO of Gigamon as well as CFO of Volterra Semiconductor. Earlier in his career, Mr. Burns held senior finance roles at Intel Corporation. He earned his A.B. in Economics and M.S. in Industrial Engineering from Stanford University, and his MBA from the UC Berkeley Haas School of Business. Upon his appointment to the Board, Mr. Burns will sit on the Audit Committee of the Board.

Mr. Galligan has 18 years of experience investing in companies and driving shareholder value. He is a Partner and Director of Research at JANA Partners, an investment firm specializing in enhancing shareholder value. Mr. Galligan joined JANA Partners in 2011 from Kohlberg Kravis Roberts & Company where he was a Principal in the North American Private Equity Group. Prior to that, he worked in the Mergers & Acquisitions Advisory Division of The Blackstone Group. Mr. Galligan holds a B.A. in Economics from Columbia University. Upon his appointment to the Board, Mr. Galligan will sit on the Compensation Committee of the Board.

Messrs. Mohamed, Burns and Galligan will be appointed to the Board pursuant to the Cooperation Agreement. Additionally, based only on the Schedule 13D filed by JANA and Mr. Burns with the Securities and Exchange Commission (“SEC”) on March 13, 2025, the Company understands and hereby discloses that Mr. Burns entered into a nomination agreement with JANA, dated as of March 11, 2025 (the “Nominee Agreement”) pursuant to which Mr. Burns agreed, upon the election of JANA, to become a member of a slate of nominees and to stand for election as a director of the Company at the 2025 Annual Meeting. Pursuant to the Nominee Agreement, JANA has agreed to pay the costs of soliciting proxies in connection with the 2025 Annual Meeting, and to defend and indemnify Mr. Burns against, and with respect to, any losses that may be incurred by Mr. Burns in the event he becomes a party to litigation based on his nomination as a candidate for election to the Board and the solicitation of proxies in support of his election. Mr. Burns received compensation under the Nominee Agreement in the amount of $50,000. Pursuant to the Nominee Agreement, in the event Mr. Burns was elected to the Board in a contested election, he would have been entitled to receive from JANA an additional $150,000 and would have been required to hold shares of the Company’s common stock with a market value equal to $200,000 (adjusted for taxes) as of the date of his election (subject to certain exceptions), until the later of when he is no longer a director of the Company and three years from the date of his appointment (subject to certain exceptions). The Nominee Agreement terminated upon the execution of the Cooperation Agreement. The foregoing summary of the Nominee Agreement is not complete and is qualified in its entirety by reference to the full text of the form of Nominee Agreement, a copy of which is attached as Exhibit 99.2 to the Schedule 13D with the SEC on March 13, 2025 and is incorporated by reference herein.

Each Agreed Nominee, upon his respective appointment to the Board, will receive compensation consistent with the Company’s compensation program for non-employee directors, as described in the Company’s proxy statement, filed with the SEC on April 19, 2024. It is anticipated that Mr. Galligan will assign all of his compensation received for his service as a director to JANA.

The effective date of appointment of each Agreed Nominee has not yet been determined. The Company will file an amendment to this Form 8-K to announce the effective date of such Agreed Nominee’s appointment promptly upon its determination.

Item 7.01. Regulation FD Disclosure.

On March 24, 2025, the Company issued a press release announcing the matters addressed above. A copy of the press release is furnished with this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Cooperation Agreement, by and between Rapid7, Inc. and JANA Partners Management, LP, dated March 21, 2024.

99.1	Press Release dated March 24, 2025.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2025	Rapid 7, Inc.

	By:	/s/ Tim Adams
	Name:	Tim Adams
	Title:	Chief Financial Officer

Execution Version

Exhibit 10.1

COOPERATION AGREEMENT

This cooperation agreement, dated March 21, 2025 (this “Agreement”), is by and between JANA Partners Management, LP, a Delaware limited liability company (together with its controlled Affiliates and controlled Associates, “JANA”), and Rapid7, Inc., a Delaware corporation (the “Company”). The Company and JANA are each herein referred to as a “party” and, collectively, the “parties.” In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Representations and Warranties of the Company. The Company represents and warrants to JANA that: (a) this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound. The Company represents that the size of the Company’s board of directors (the “Board”) as of immediately prior to the execution of this Agreement is eight (8) directors.

2. Representations and Warranties of JANA. JANA represents and warrants to the Company that: (a) this Agreement has been duly authorized, executed and delivered by JANA, and is a valid and binding obligation of JANA, enforceable against JANA in accordance with its terms; (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, JANA as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound; and (iii) as of the date of this Agreement, JANA beneficially owns 3,690,129 shares of the Company’s common stock (any shares of the Company’s common stock, the “Shares”) and has voting authority over such Shares and, other than as set forth below, does not beneficially own or economically own any other Shares or any Synthetic Equity Interests or Short Interest in the Company. The term “Short Interest” shall mean any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities. The term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions. In addition, as of the date hereof, certain accounts under JANA’s management and control have entered into notional principal amount derivative agreements in the form of cash settled swaps with respect to an aggregate of 4,167,438 Shares.

3. Board Nomination and Other Company Matters.

(a) In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”) and Delaware law, substantially concurrently with the execution of this Agreement, the Board shall take all necessary action to (i) expand the size of the Board to eleven (11) directors, and (ii) appoint each of (A) Michael Burns (the “Mutual Nominee”) and (B) Wael Mohamed (“Mr. Mohamed”), effective no later than April 15, 2025, to serve as an independent Company director who will stand for election at the 2025 annual meeting of the Company’s stockholders (the “2025 Annual Meeting”). Following the execution of this Agreement, promptly upon written request (email being sufficient) from JANA, the Board shall appoint Kevin Galligan (the “JANA Nominee”, and together with the Mutual Nominee and Mr. Mohamed, the “Agreed Nominees”) to fill the remaining vacancy resulting from the increase in the size of the Board and to serve as an independent Company director who will stand for election at the 2025 Annual Meeting; provided, that (i) the Company agrees that the vacancies resulting from the increase in the size of the Board may only be filled by the Agreed Nominees and by no other person(s), and (ii) the appointment of the JANA Nominee shall occur (and such request from JANA shall be sent) no later than forty-five (45) business days following the date hereof. The Company agrees to recommend in favor of and solicit stockholders to vote in favor of the election of each of the Agreed Nominees at the 2025 Annual Meeting on terms no less favorable than the Company provides for all other nominees of the Board standing for election at the 2025 Annual Meeting.

(b) Concurrently with his appointment to the Board, the Mutual Nominee shall be appointed to the Audit Committee of the Board, and, effective upon the JANA Nominee’s appointment to the Board, the JANA Nominee shall be appointed to the Compensation Committee of the Board. The Company agrees that each Agreed Nominee (and any Replacement Nominee (as defined below)) shall be given the same due consideration for membership on committees of the Board as any other independent director, including any new committee(s) and subcommittee(s) that may be established.

(c) In addition, as a condition to, and prior to, the appointment of the JANA Nominee, the JANA Nominee shall have executed and delivered to the Company an irrevocable resignation as a director of the Company in the form attached hereto as Exhibit A (the “Irrevocable Resignation Letter”), it being understood that in the event the Irrevocable Resignation Letter becomes effective pursuant to the terms thereof, it shall be in the Board’s sole discretion whether to accept or reject such resignation and effectuate the JANA Nominee’s termination from the Board, as the case may be. JANA acknowledges and agrees that the Company’s obligations with respect to Sections 3(a) and (f) of the Agreement shall terminate (i) in the event the Irrevocable Resignation Letter becomes effective pursuant to the terms thereof or (ii) in the event the appointment of the JANA Nominee has not yet occurred, upon the occurrence of an event that would cause the Irrevocable Resignation Letter to become effective pursuant to the terms thereof as if the appointment of the JANA Nominee had occurred on the date hereof, in each case, upon the Board’s acceptance of such resignation or deemed resignation of the JANA Nominee.

(d) During the Cooperation Period (defined below), and except as provided in Section 3(c), the Company shall not seek or support the removal of the Agreed Nominees from the Board. In addition, during the Cooperation Period, except as provided in Section 3(c), no Agreed Nominee shall be required to tender his or her resignation as a director by reason of any change in principal occupation or business association, or by reason of his or her serving on additional boards, unless such change involves a competitor of the Company (as defined by Section 8 of the Clayton Act and determined in good faith as informed by the legal opinion of outside counsel) or otherwise presents a conflict of interest (as determined in good faith as informed by the legal opinion of outside counsel) with respect to his or her continued services as a director.

(e) During the Cooperation Period, the Company shall not increase the size of the Board in excess of twelve (12) directors, and the Company shall not decrease the size of the Board if such decrease would require the resignation of an Agreed Nominee. Other than with respect to vacancies filled pursuant to Sections 3(a) and 3(f) (which shall be filled in accordance with their terms) or arising as a result of a breach of this Agreement by the Company, nothing in this Agreement shall prevent the Company from filling all vacancies in accordance with the Bylaws of the Company and the laws of the State of Delaware.

(f)

(i) If the JANA Nominee or the Mutual Nominee resigns as a director or otherwise refuses to or is otherwise unwilling or unable to maintain his or her director role at any time prior to the end of the Cooperation Period (as defined below) for any reason, including as a result of death or disability or otherwise (such Agreed Nominee, a “Former Nominee” and any replacement, a “Replacement Nominee”), then, (i) if such Former Nominee was the JANA Nominee, JANA shall have the right to designate a replacement therefor that is reasonably acceptable to the Board (which acceptance shall not be unreasonably withheld); provided that such Replacement Nominee qualifies as an independent director under the applicable rules of the SEC and the Nasdaq Listing Rules; provided, further, that, if JANA’s proposed Replacement Nominee is not acceptable to the Board, JANA shall continue to have the right to designate a Replacement Nominee until such a Replacement Nominee is accepted by the Board, and (ii) if such Former Nominee was the Mutual Nominee, the Company and JANA shall mutually agree on a replacement director.

(ii) In the event that JANA identifies a Replacement Nominee, (A) the Company shall use its reasonable best efforts to conduct any necessary interviews for such proposed Replacement Nominee as promptly as practicable, (B) the Board (or any applicable committee thereof) shall, as promptly as practicable, review and make a recommendation on such Replacement Nominee’s candidacy and make a determination and recommendation regarding whether the Replacement Nominee meets the relevant criteria to be appointed to the Board (which determination shall be made by the Board acting in good faith in accordance with its customary procedures and requirements, including consideration of candidate interviews, director qualifications and the overall composition of the Board) within ten (10) business days after such person has provided all information, and complied with all procedures, reasonably required from an Agreed Nominee pursuant to such customary procedures and requirements, and (C) the Board shall vote on the appointment of such Replacement Nominee no later than the earlier of (x) ten (10) business days after such recommendation and (y) unless any proposed Replacement Nominee candidate shall have failed to provide all information and complied with all procedures reasonably required hereunder, twenty (20) business days after JANA identifies such Replacement Nominee.

(iii) Upon such Replacement Nominee’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Nominee to any applicable committee of the Board of which the Former Nominee was a member immediately prior to such Former Nominee’s resignation or removal or, if the Board or the applicable committee of the Board determines in good faith that the Replacement Nominee does not satisfy the requirements of the Nasdaq or applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board. For the avoidance of doubt, such Replacement Nominee (A) for a JANA Nominee shall thereafter be deemed the “JANA Nominee” for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement as were applicable hereunder to the JANA Nominee, and (B) for a Mutual Nominee shall thereafter be deemed the Mutual Nominee for purposes of this Agreement and be entitled to the same rights and subject to the same requirements under this Agreement as were applicable hereunder to the Mutual Nominee. Notwithstanding the foregoing, the Company’s obligations under this Section 3(f) shall terminate immediately if JANA ceases to beneficially own an aggregate Net Long Position of at least 2% (as adjusted for stock splits, stock dividends, reverse stock splits and similar events) of the Company’s outstanding common stock. The term “Net Long Position” shall have the meaning set forth in Rule 14e-4 under the Exchange Act in respect of the Company’s outstanding common stock. During the Cooperation Period, JANA shall not acquire or agree to acquire, directly or indirectly, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in JANA owning, controlling or otherwise having any beneficial or other ownership interest in 14.9% or more of the Company’s outstanding common stock without the prior written consent of the Board.

4. Cooperation.

(a) JANA agrees that, from the date of this Agreement until the Termination Date (such period, the “Cooperation Period”), neither JANA nor any of its Representatives shall in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to or constitutes an ad hominem attack on, or otherwise disparages, the Company, its business, any of its subsidiaries or any of its or such subsidiaries’ officers, directors, or employees or any person who has served as an officer, director or employee of the Company or any of its subsidiaries; provided, however, that JANA shall be permitted to (i) make objective statements that reflect JANA’s view, as a stockholder, with respect to factual matters concerning specific acts or determinations of the Company occurring after the date of this Agreement, as long as such statements do not violate any other provision of this Agreement; (ii) make statements and/or speak privately with the Board and senior members of the Company’s management including, without limitation, with respect to unpremeditated, private, informal remarks that are not part of any coordinated communication or campaign and that are not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Agreement; and (iii) make statements and/or speak privately to JANA’s limited partner investors or potential limited partner investors in a manner consistent with prior practice and under circumstances where it is expressly understood and agreed that such communications are and will remain private; provided, further, that, in either of the foregoing cases (ii) and (iii), such private discussions would not reasonably be expected to require public disclosure pursuant to applicable law and do not otherwise violate any other provision of this Agreement. Notwithstanding the foregoing, JANA’s obligations under this Section 4(a) shall terminate immediately if there is a breach by the Company of any of its obligations under Section 4(b) below.

(b) The Company agrees that, during the Cooperation Period, neither it nor any of its Representatives shall in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement that relates to and constitutes an ad hominem attack on or otherwise disparages, JANA, its business, or any of its members, officers or directors or any person who has served as a member, officer or director of JANA (it being understood and agreed that the limitations in this Section 4(b) shall not apply to any member of the Board’s private discussions solely among other members of the Board and/or management of the Company, or in private discussions with JANA or any of its members, officers, directors or Representatives). Notwithstanding the foregoing, the Company’s obligations under this Section 4(b) shall terminate immediately if there is a breach by the JANA of any of its obligations under Section 4(a) above.

(c) The limitations set forth in Sections 4(a) and 4(b) of this Agreement shall not prevent either party from responding to any public statement made by the other party of the nature described in Sections 4(a) and 4(b) of this Agreement if such statement by the other party was made in breach of this Agreement. The limitations set forth in Sections 4(a) and 4(b) of this Agreement shall not: (i) apply (A) in any compelled testimony or production of information, whether by legal process or subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from which information is sought, in each case, solely to the extent required, or (B) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (ii) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or the rules of the SEC promulgated under such Section 21F.

(d) During the Cooperation Period, JANA shall cause all Shares beneficially owned, directly or indirectly, by it (including all Shares beneficially owned as of the respective record dates for any action by written consent, annual meeting or special meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof, during the Cooperation Period (a “Covered Meeting”)) over which it exercises or has voting authority (i) in the case of a Covered Meeting, to be present in person or by proxy for quorum purposes, and (ii) to be voted at such Covered Meetings or at any adjournments or postponements thereof or to deliver or withhold consents with respect to such actions by written consent, as applicable, (A) in favor of the following persons for election as directors of the Company at such Covered Meeting and no other person(s): the Agreed Nominees, Corey E. Thomas, Michael J. Berry, Marc Brown, Judy Bruner, Ben Holzman, Ben Nye, Tom Schodorf, and Reeny Sondhi, (B) in accordance with the Board’s recommendations as set forth in the definitive proxy statement, consent solicitation statement or revocation solicitation statement filed by the Company with respect to any proposal, action or business (which, for the avoidance of doubt, shall include voting in accordance with the Board’s recommendations with respect to the election, removal and/or replacement of directors to the extent such recommendations are made in accordance with clause (A)) that may be the subject of stockholder action at such Covered Meetings or pursuant to such action by written consent; provided, that, notwithstanding anything herein to the contrary, in the event that Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) publish voting recommendations that differ from the Board’s recommendation with respect to any proposal or action (other than the election of the persons named in clause (A)), JANA shall be permitted to vote, or to deliver consents with respect to its Shares in accordance with the ISS or Glass Lewis recommendation; provided, further, that, notwithstanding anything to the contrary, with respect to (x) a proposal to authorize or approve any tender offer, exchange offer, merger, acquisition, recapitalization or consolidation involving the Company or its securities or assets or (y) matters related to the implementation of takeover defenses, JANA may vote its Shares in its sole discretion.

(e) Nothing in this Agreement shall be deemed to limit JANA’s ability to communicate privately with the Board or management of the Company on any matter or to privately request a waiver of any provision of this Agreement from the Company, provided that such actions are not intended to and would not reasonably be expected to require any public disclosure.

5. Public Announcement.

(a) JANA and the Company shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached hereto as Exhibit B (the “Press Release”) as soon as practicable following execution of this Agreement (but in no event later than 5:00 p.m., Eastern Time, on the first business day after the date of this Agreement). Prior to the issuance of the Press Release, neither the Company nor JANA shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party; it being understood that nothing in this Agreement shall limit either JANA’s or the Company’s ability to make required regulatory filings (as reasonably determined by counsel, and as required by, without limitation, the requirements of Sections 13 and 14 of the Exchange Act and the rules and regulations promulgated thereunder) during such time.

(b) During the term of this Agreement, JANA shall not issue any press release relating to this Agreement or the actions contemplated hereby that is inconsistent with or contrary to the Press Release.

(c) The Company shall promptly prepare and file a Current Report on Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide JANA with reasonable opportunity to review and comment upon the Form 8-K prior to the filing thereof and shall consider in good faith any changes proposed by JANA. JANA shall provide the Company with reasonable opportunity to review and comment upon the amendment to its Schedule 13D reporting entry into this Agreement prior to the filing thereof and shall consider in good faith any changes proposed by the Company.

6. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

7. Definitions. For purposes of this Agreement:

(a) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall include all persons or entities that at any time prior to the termination of this Agreement become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, (i) JANA shall not be an Affiliate or Associate of the Company, and (ii) the Company shall not be an Affiliate or Associate of JANA;

(b) the terms “beneficial owner” and “beneficially own” shall have the respective meanings of such terms under or as used in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c) the terms “person” or “persons” shall mean any individual or any corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(d) the term “Representatives” shall mean, in reference to any person, such person’s controlled Affiliates and Associates and the respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives of such person and its Affiliates and Associates, in each case acting in a capacity on behalf of, in concert with or at the direction of such person or its controlled Affiliates or Associates.

8. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one business day after being sent by a nationally recognized overnight courier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

if to the Company:

Rapid7, Inc.

120 Causeway Street, Suite 400

Boston, MA 02114

Attention: Raisa Litmanovich, Senior Vice

President, General Counsel

E-mail: raisa_litmanovich@rapid7.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Anthony F. Vernace

William J. Allen

Email: avernace@stblaw.com

  william.allen@stblaw.com

if to JANA:

JANA Partners Management, LP

888 7th Avenue, 24th Floor

New York, New York 10106

Attention: Jennifer Fanjiang

E-mail: legal@janapartners.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Ele Klein

Brandon Gold

Daniel Goldstein

E-mail: Eleazer.Klein@srz.com

  Brandon.Gold@srz.com

  Daniel.Goldstein@srz.com

9. Specific Performance; Choice of Law; Forum.

(a) This Agreement and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Any action to enforce the terms and provisions of this Agreement or relating to the transactions contemplated by this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery in the State of Delaware or other federal or state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, arbitration or other proceeding (any of the foregoing, a “Legal Proceeding”) arising out of this Agreement in such courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. The parties agree that delivery of process or other papers in connection with any such Legal Proceeding in the manner provided in this Section 9 of this Agreement or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. FURTHERMORE, EACH OF THE PARTIES HERETO (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(b) Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. In furtherance of this Agreement and without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to seek equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

10. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

11. Termination. Unless otherwise mutually agreed to in writing by each party, and except as otherwise provided for in Section 3(c), this Agreement shall terminate upon the earlier of (i) on the date that is thirty (30) calendar days prior to the beginning of the Company’s advance notice period for the nomination of directors at the 2026 annual meeting of the Company’s stockholders, and (ii) January 9, 2026 (the earlier of (i) and (ii), the “Termination Date”). Upon termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, (a) Sections 7 through 17 of this Agreement shall survive termination of this Agreement; and (b) no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party, thereby constituting the entire agreement among the parties pertaining to the subject matter hereof. Signatures of the parties transmitted by facsimile, PDF, jpeg, .gif, .bmp or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties.

13. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.

14. No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15. Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

16. Interpretation and Construction. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is expressly waived by each of the parties hereto. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17. Expenses. Neither the Company, on one hand, nor JANA, on the other hand, shall be responsible for any fees or expenses (including legal expenses) incurred by the other party in connection with this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

RAPID7, INC.

By:	/s/ Corey E. Thomas
Name: Corey E. Thomas
Title: Chief Executive Officer

JANA PARTNERS MANAGEMENT, LP

By:	/s/ Scott Ostfeld
Name: Scott Ostfeld
Title: Managing Partner

Exhibit 99.1

Rapid7 Appoints Three New Board Members

Company Enters into Cooperation Agreement with JANA Partners

BOSTON, MA — March 24, 2025 – Rapid7, Inc. (NASDAQ: RPD), a leader in extended risk and threat detection, today announced that it will appoint three new members to its Board of Directors: Wael Mohamed, Mike Burns and Kevin Galligan. These appointments will expand Rapid7’s Board to comprise 11 directors. In addition, Rapid7 and JANA Partners Management, LP have entered into a cooperation agreement, which, among other things, provides that JANA Partners will support all of Rapid7’s director nominees at its upcoming annual shareholder meeting.

Corey Thomas, Chairman and CEO of Rapid7, stated: “Rapid7 is entering an exciting new chapter of growth, and we are confident that adding Wael, Mike and Kevin to our Board will accelerate our ability to execute with greater speed, focus and impact. Each brings a wealth of expertise that will help us sharpen our strategy, strengthen execution and drive greater value creation for our shareholders.”

Thomas continued, “With a differentiated security data platform and an expanding security operations ecosystem, we are delivering cutting-edge solutions in AI-driven threat detection and response, cloud security and exposure management — empowering organizations to secure their environments more effectively and efficiently. We are well-positioned within these markets to drive sustainable, profitable growth, and these strategic Board appointments reinforce our commitment to scaling our business, enhancing operational efficiency, and driving long-term shareholder returns.”

Scott Ostfeld, Managing Partner of JANA Partners, added: “We are encouraged by the steps Rapid7 is taking to enhance its leadership and execution capabilities. We have appreciated our highly constructive dialogue with Rapid7 and look forward to working with management and the Board to capitalize on the significant opportunities ahead and to maximize value for shareholders.”

A copy of the cooperation agreement will be included as an exhibit to the company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Advisors

J.P. Morgan is serving as financial advisor, and Simpson Thacher & Bartlett LLP is serving as legal advisor, to Rapid7 in connection with the cooperation agreement.

About Wael Mohamed

Wael Mohamed has a unique combination of cybersecurity, digital transformation, and executive leadership expertise, which has enabled him to be a go-to advisor for boards and executives for more than 30 years. Mr. Mohamed is the co-founder and Managing General Partner of Global Forward Capital. Prior to that, Mr. Mohamed was an Operating Partner at Advent International and became the CEO of Forescout, an Advent International portfolio company. He previously served as President & COO and board member of Trend Micro Group. Mr. Mohamed received a Bachelor of Computer Science from Dalhousie University and the Executive Corporate Director Certificate from Harvard Business School.

About Mike Burns

Mike Burns has more than 25 years of senior leadership experience in finance and operations with high-growth public technology companies. Most recently, Mr. Burns served as Chief Financial Officer of Imperva, Inc. Previously he served as CFO of Gigamon as well as CFO of Volterra Semiconductor. Earlier in his career, Mr. Burns held senior finance roles at Intel Corporation. He earned his A.B. in Economics and M.S. in Industrial Engineering from Stanford University, and his MBA from the UC Berkeley Haas School of Business.

About Kevin Galligan

Kevin Galligan has 18 years of experience investing in companies and driving shareholder value. He is a Partner and Director of Research at JANA Partners, an investment firm specializing in enhancing shareholder value. Mr. Galligan joined JANA Partners in 2011 from Kohlberg Kravis Roberts & Company where he was a Principal in the North American Private Equity Group. Prior to that, he worked in the Mergers & Acquisitions Advisory Division of The Blackstone Group. Mr. Galligan holds a B.A. in Economics from Columbia University.

About Rapid7

Rapid7 (Nasdaq: RPD) is on a mission to create a safer digital world by making cybersecurity simpler and more accessible. We empower security professionals to manage a modern attack surface through our best-in-class technology, leading-edge research, and broad, strategic expertise. Rapid7’s comprehensive security solutions help more than 11,000 global customers unite cloud risk management and threat detection to reduce attack surfaces and eliminate threats with speed and precision. For more information, visit our website, check out our blog, or follow us on LinkedIn or X.

Cautionary Language Concerning Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the statements regarding the appointment of Wael Mohamed, Michael Burns, and Kevin Galligan, and the experiences and value that they will bring to the Board and Rapid7, Inc. (“Rapid7”). Our use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements. The events described in our forward-looking statements are subject to a number of risks and uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements. Risks that could cause or contribute to such differences include, but are not limited to, growing macroeconomic uncertainty, unstable market and economic conditions, fluctuations in our quarterly results, our ability to successfully grow our sales of our cloud-based solutions, including through the shift to a consolidated platform sales approach, effectiveness of our restructuring plan that was completed during fiscal year 2024, failure to meet our publicly announced guidance or other expectations about our business, our ability to sustain our revenue growth rate, the ability of our products and professional services to correctly detect vulnerabilities, renewal of our customer’s subscriptions, competition in the markets in which we operate, market growth, our ability to innovate and manage our growth, our sales cycles, our ability to integrate acquired companies, exposure to greater than anticipated tax liabilities, and our ability to operate in compliance with applicable laws as well as other risks and uncertainties that could affect our business and results described in our filings with the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on

February 28, 2025, particularly in the section entitled “Item 1.A Risk Factors,” and in the subsequent reports that we file with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Additional Information

Rapid7 intends to file a proxy statement, together with a proxy card, with the SEC in connection with its solicitation of proxies for its 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”). Rapid7 stockholders are urged to read the proxy statement, together with the proxy card, and other relevant documents filed or to be filed with the SEC when they become available because they contain or will contain important information. Investors will be able to get copies of the proxy statement and other documents (including the proxy card) filled with the SEC by Rapid7 for free at the SEC’s website, www.sec.gov. Copies of those documents will also be available free of charge through the “Investors” section of Rapid7’s website, under Financials/SEC Filings, at www.rapid7.com.

Participants in the Solicitation

Rapid7, members of our Board of Directors and certain of our executive officers are “participants” in the solicitation of proxies from the Company’s stockholders in connection with the 2025 Annual Meeting. Information regarding the Company’s Board of Directors and executive officers and their respective interests in the Company, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025. To the extent such ownership interests have changed since such filings, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC, and will be reflected in the Proxy Statement for the 2025 Annual Meeting when filed with the SEC. Security holders may obtain free copies of these documents as described above.

Investor contact:

Elizabeth Chwalk

Vice President, Investor Relations

investors@rapid7.com

(617) 865-4277

Press contact:

Alice Randall

Director, Global Corporate Communications

press@rapid7.com

(214) 693-4727